Exhibit 5.1

345 Park Avenue New York, NY 10154-1895	Direct Main Fax	212.407.4000 212.407.4000 212.407.4990

April 29, 2020

IT Tech Packaging, Inc.

Science Park, Juli Road,

Xushui District, Baoding City

Hebei Province, The People’s Republic of China 072550

Ladies and Gentlemen:

We have acted as counsel to IT Tech Packaging, Inc., a Nevada corporation (the “Company”), in connection with the offering by the Company of 4,400,000 shares of the Company’s common stock (the “Shares”) pursuant to the Registration Statement on Form S-3 (File No. 333-223160) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus dated June 11, 2018 contained in the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated April 29, 2020 filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (together with the Base Prospectus, the “Prospectus”). The Shares were issued pursuant to a Securities Purchase Agreement dated April 29, 2020 by and among the Company and the purchasers named therein (the “Purchase Agreement”). The Shares are to be offered and sold by the Company as described in the Registration Statement and the Prospectus.

We have acted as the Company’s counsel in connection with the preparation of the Registration Statement and the Prospectus Supplement. In this connection, we have reviewed (a) the Registration Statement; (b) the Prospectus; (c) the Purchase Agreement; (d) the Company’s Articles of Incorporation, as amended; and (e) the Company's Bylaws. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Purchase Agreement and the Prospectus, will be validly issued, fully paid and non-assessable.

Our opinion is limited to the applicable statutory provisions of the Nevada Private Corporations Chapter of the Nevada Revised Statutes, Nev. Rev. Stat. Ch. 78. We express no opinion with respect to any other laws.

IT Tech Packaging, Inc. Page 2

We hereby consent to the filing of this letter with the Commission as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the issuance and sale of the Shares in accordance with the requirements of Item 601(b)(5) of Regulation S−K under the Securities Act and to the reference to our firm therein and in the Prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that this firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission under such Section.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP